Pool Auto Securitization Shelf LLC
Wachovia Auto Owner Trust 2006-A
I, Bridget Nelson, a Senior Vice President in the Treasury Activities Department of Wachovia Bank, National Association, certify that:
1.	I have reviewed the annual report on Form 10-K, and all monthly current reports on Form 10-D containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report of the Wachovia Auto Owner Trust 2006-A;

2.	Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3.	Based on my knowledge, the distribution or servicing information required to be provided to the Indenture Trustee by the Servicer under the Servicing Agreement for inclusion in these reports is included in these reports;

4.	I am responsible for reviewing the activities performed by the Servicer under the Servicing Agreement and based upon my knowledge and the annual compliance review required under the Servicing Agreement, and except as disclosed in the reports, the Servicer has fulfilled its obligations under the Servicing Agreement; and

5.	The reports disclose all significant deficiencies relating to the Servicer’s compliance with the minimum servicing standards based upon the report provided by an independent public account, after conduction a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedures as set forth in the Servicing Agreement, that is included in these reports.
     Date: March 30, 2007
/s/ Bridget Nelson
Name: Bridget Nelson
Title: Senior Vice President